CONNER & WINTERS
                    A PROFESSIONAL CORPORATION
                             LAWYERS
                      ONE LEADERSHIP SQUARE
                  211 NORTH ROBINSON, SUITE 1700
                OKLAHOMA CITY, OKLAHOMA 73102-7101


                         September 1, 1998


LSB Industries, Inc.
16 South Pennsylvania
Post Office Box 754
Oklahoma City, Oklahoma 73101

     Re:  LSB Industries, Inc.; Form S-8 Registration Statement
          Non-Qualified Stock Option Agreement-1998; Our File
          No. 7033.11
          ___________________________________________________

Ladies and Gentlemen:

     We are delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-8 (the "Registration Statement") of LSB Industries, Inc., a Delaware corporation (the "Company"), for the registration of 75,000 shares of the Company's common stock, $0.10 par value (the "Common Stock"), to be issued by the Company pursuant to certain Non-Qualified Stock Option Agreements-1998 granted to employees of the Company or the Company's wholly owned subsidiaries (collectively, the "Non-Qualified Agreements") from time to time to employees of the Company and its subsidiaries.

     In connection with this opinion, the undersigned has examined and relied upon such corporate records, certificates, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, the following:

     (a)  Company's Certificate of Incorporation, as amended;

     (b)  Company's Bylaws, as amended;

     (c)  the Non-Qualified Agreements;

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LSB Industries, Inc.
September 1, 1998
Page 2


     (d) Resolutions of the Board of Directors of the Company, dated April 22, 1998;

     (e) Certificate of Good Standing of the Company issued by the Secretary of State of Delaware, July 23,
          1998;

     (f)  Registration Statement; and

     (g)  Summary Information regarding the Non-Qualified Agreements.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies. We have further assumed that any shares of the Company's Common Stock to be issued under the Non-Qualified Agreements will have been issued pursuant to the terms of the Non-Qualified Agreements and will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such shares.

     In reliance upon and based on such examination and review, we are of the opinion that, when the Registration Statement becomes effective pursuant to the rules and regulations of the Commission, the 75,000 shares of Common Stock which may be issued pursuant to the Non-Qualified Agreements will constitute, when purchased and issued pursuant to the terms of the Non-Qualified Agreements, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Conner & Winters, a Professional Corporation, in Item 5 "Interests of Named Experts and Counsel" of the Registration Statement. However, in rendering this opinion, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Act.

                                   Very truly yours,

                                   CONNER & WINTERS,
                                   a Professional Corporation

                                   /s/ Conner & Winters, P. C.

IHS/MHB/plh